Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in the Registration Statements of Health Fitness Corporation on Form S-8 relating to the 1995 Employee Stock Purchase Plan (File No. 333-00876 and File No. 333-32424), 1995 Employee Stock Option Plan, 1992 Nonqualified Employee Stock Option Plan and 1992 Incentive Employee Stock Option Plan (File No. 333-00874), of our report dated April 8, 1998 (April 12, 1999, as to Note 3), appearing in the Annual Report on Form 10-K of Health Fitness Corporation for the year ended December 31, 1999.



/s/Deloitte & Touche LLP

Minneapolis, Minnesota
March 27, 2000